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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

JASMINE'S GARDEN
(Exact name of issuer as specified in its charter)

NEVADA	91-2132336
(State of incorporation)	(I.R.S. Employer Identification Number)

4705 West Addisyn Court
Visalia, CA 93291
(Address of principal executive offices)

2004 EQUITY INCENTIVE PLAN
(Full title of the plan(s))

Yi Bo Sun
Chief Executive Officer
Jasmine's Garden
4705 West Addisyn Court
Visalia, CA 93291
(Name and address of agent for service)

(559) 732-8177
(Telephone number, including area code, of agent for service)

Copy to:
Joshua B. Grode, Esq.
LINER, YANKELEVITZ, SUNSHINE & REGENSTREIF, LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
* Common Stock, par value $0.001 per share	12,000,000 shares	$2.025(2)	$24,300,000(2)	$3078.81

(1)
12,000,000 shares of common stock of Jasmine's Garden are being registered for issuance pursuant to the 2004 Equity Incentive Plan.

(2)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the bid and asked prices of the Company's Common Stock as reported on the Over-the-Counter Electronic Bulletin Board of the National Association of Securities Dealers, Incorporated on March 1, 2004.

JASMINE'S GARDEN
REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Jasmine's Garden 2004 Equity Incentive Plan of Jasmine's Garden, a Nevada corporation (the "Company"), as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.    Incorporation of Documents by Reference.

        There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") (Jasmine's Garden is sometimes referred to herein as the "Company"):

  (a)
  The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on March 5, 2003, 2003, Amendment No. 1 to the Company's Annual Report on Form 10-KSB, filed with the Commission on May 6, 2003 on Form 10-K/A, Amendment No. 2 to the Company's Annual Report on Form 10-K, filed with the Commission on May 27, 2003 on Form 10-KSB/A and Amendment No. 3 to the Company's Annual Report on Form 10-KSB, filed with the Commission on June 24, 2003 on Form 10-KSB/A;

  (b)
  The Company's Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 7, 2003;

  (c)
  The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed with the Commission pursuant to Section 13 of the Exchange Act on April 11, 2003 and Amendment No. 1 to the Company's Quarterly Report on Form 10-QSB, filed with the Commission on May 27, 2003 on Form 10-QSB/A;

  (d)
  The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed with the Commission pursuant to Section 13 of the Exchange Act on August 1, 2003;

  (e)
  The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, filed with the Commission pursuant to Section 13 of the Exchange Act on October 22, 2003;

  (f)
  The Company's Current Reports on Form 8-K, filed with the Commission on February 24, 2004;

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.    Description of Securities.

        Inapplicable. The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

ITEM 5.    Interests of Named Experts and Counsel.

        Inapplicable.

ITEM 6.    Indemnification of Directors and Officers.

        Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

        Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit brought by or on behalf of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses (including amounts paid in settlement and attorneys' fees) actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

        Section 78.7502 requires us to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

        Our Articles of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the Nevada Revised Statutes prohibit the elimination or limitation of liability for certain actions including any breach of a director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law under Section 78.300 of the Nevada Revised Statutes and for certain unlawful distributions.

ITEM 7.    Exemption from Registration Claimed.

        Inapplicable.

ITEM 8.    Exhibits.

Exhibit Number	Description
4.1	2004 Equity Incentive Plan.
5.1	Opinion of Counsel as to legality of securities being registered.
23.1	Consent of Rogelio G. Castro, Independent Auditors.
23.2	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (see section entitled "Power of Attorney").

ITEM 9.    Undertakings.

        (A)  The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Nevada Revised Statutes, the Certificate of Incorporation of the Company, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Jasmine's Garden, a corporation organized and existing under the laws of the State of Nevada, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 1st day of March, 2004.

JASMINE'S GARDEN
By:	/s/ Yi Bo Sun Yi Bo Sun Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yi Bo Sun and Mei Bin Jin, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Yi Bo Sun (Yi Bo Sun)	Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2004
/s/ Yao Miao (Yao Miao)	Chief Financial Officer (Principal Financial and Accounting Officer)	March 1, 2004
/s/ Mei Bin Jin (Mei Bin Jin)	Secretary	March 1, 2004
/s/ Xu Bao Dong (Xu Bao Dong)	Director	March 1, 2004
/s/ Zu Zhuan Xu (Zu Zhuan Xu)	Director	March 1, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	2004 Equity Incentive Plan
5.1	Opinion of Counsel
23.1	Consent of Rogelio G. Castro, Independent Auditor
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (see section entitled "Power of Attorney")

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
SIGNATURES
INDEX TO EXHIBITS